For Immediate Release
Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: BMC Communications Dan Budwick (973) 271-6085

INSPIRE INITIATES PHASE 1 TRIAL OF INS117548 FOR GLAUCOMA

DURHAM, NC - October 9, 2008 - Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced that it has initiated a Phase 1 clinical trial with INS117548 Ophthalmic Solution for the treatment of glaucoma.

The placebo-controlled, dose-escalating trial is designed to evaluate the safety, tolerability and intraocular pressure (IOP)-lowering effects of INS117548 in approximately 60 subjects with early stage glaucoma or ocular hypertension. INS117548 is a Rho kinase inhibitor designed to lower IOP in glaucoma patients by disrupting the actin cytoskeleton (cellular skeleton) of the trabecular meshwork, an ocular tissue responsible for most of the outflow of aqueous humor. Inspire also has a Latrunculin B compound, INS115644, related to this platform that is in Phase 1 clinical testing.

"We are pleased to begin clinical testing of INS117548 since it represents a novel approach to lowering intraocular pressure," stated R. Kim Brazzell, Ph.D., Inspire's Senior Vice President, Ophthalmic Research and Development. "This is an important milestone for Inspire as it strengthens our ophthalmic pipeline in disease states with unmet medical need such as glaucoma, which is the second leading cause of blindness in the United States."

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made with respect to the safety or tolerability of INS117548 or the effects of the compound in lowering intraocular pressure. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire's results is included in Inspire's filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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